UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): July 9, 2024

Ramaco Resources, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38003	38-4018838
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

250 West Main Street, Suite 1900

Lexington, Kentucky 40507

(Address of principal executive offices, including zip code)

-

(859) 244-7455

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name on each exchange on which registered
Class A Common Stock, $0.01 par value	METC	NASDAQ Global Select Market

Class B Common Stock, $0.01 par value	METCB	NASDAQ Global Select Market

9.00% Senior Notes due 2026	METCL	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

☐ Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 9, 2024, subsequent to the recommendation and approval of the Compensation Committee of the Board of Directors (the “Board”) of Ramaco Resources, Inc. (the “Company”), the Board approved and adopted an amended and restated Ramaco Resources, Inc. Change in Control and Severance Plan, which is now titled the Ramaco Resources, Inc. Change in Control Severance Plan (the “Amended Severance Plan”). As previously disclosed in the Current Report on Form 8-K filed by the Company on April 28, 2020, the original Ramaco Resources, Inc. Change in Control and Severance Plan (the “Original Severance Plan”) was effective as of April 27, 2020. The Amended Severance Plan is effective July 9, 2024.

The Amended Severance Plan provides for severance benefits to the Company’s named executive officers and other selected officers who enter into participation agreements under the Amended Severance Plan, and who are not parties to any separate individual agreement providing for change in control benefits (other than as provided in an equity award agreement).

The Amended Severance Plan amends the Original Severance Plan to, among other things, (i) not render ineligible those officers who have a separate agreement with the Company at any time providing for benefits upon termination of employment in the absence of a change in control, and (ii) remove provisions providing for severance benefits in the absence of a change in control.

Description of the Amended Severance Plan.

Severance benefits are determined based on a participant’s “tier” and whether the qualifying termination of employment occurs during the period beginning 90 days before and ending 24 months after the date of a change in control of the Company (the “protected period”).

Under the terms of the Amended Severance Plan, in the event of a change in control event, if a participant is terminated involuntarily by the Company without cause during the protected period, or the participant resigns his or her employment with the Company for good reason during the protected period, then the participant will be entitled to receive the following severance benefits:

●	a lump sum cash payment equal to (i) the sum of (A) the participant’s base salary plus (B) the greater of (a) such participant’s target bonus under the Company’s annual bonus plan for the year of termination or (b) the average annual bonus paid to such participant for the past three calendar years preceding the year of termination, multiplied by (ii) 2.5 in the case of a tier 1 or tier 2 participant, or multiplied by 1.5 in the case of a tier 3 participant (the “Severance Multiple”);

●	a lump sum cash payment equal to a prorated portion of the participant’s target bonus for the year in which the termination occurs;

●	accelerated vesting of time-based equity or equity-based awards;

●	subject to the participant’s election, continued medical, dental and vision coverage under COBRA at a monthly premium cost to the participant that is no greater than the cost paid by the participant immediately prior to his or her termination, for a period of up to 18 months; and

●	a lump sum cash payment equal to the employer matching contribution that would be made by the Company under the terms of the Company’s 401(k) plan as if the participant had elected to contribute the maximum amount allowable into the Company’s 401(k) plan over a period of 24 months.

Benefits under the Amended Severance Plan are subject to the participant’s execution of an effective release of claims and compliance with certain restrictive covenants, including non-competition and non-solicitation restrictions that apply for 12 months after termination.

The terms “cause,” “change in control” and “good reason” all have the meanings provided in the Amended Severance Plan.

As of the date of this Current Report on Form 8-K, none of the Company’s named executive officers have entered into a participation agreement under the Amended Severance Plan.

The description of the Amended Severance Plan contained in this Item 5.02 does not purport to be complete and is qualified in its entirety by reference to the form of Amended Severance Plan included as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Exhibit Description

10.1	Ramaco Resources, Inc. Change in Control Severance Plan, effective as of July 9, 2024.

104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RAMACO RESOURCES, INC.

Date: July 15, 2024	By:	/s/ Randall W. Atkins
Randall W. Atkins
Chairman, Chief Executive Officer